SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2017

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2017, (i) Waste Management Holdings, Inc. (“WM Holdings”), a wholly-owned subsidiary of Waste Management, Inc. (the “Registrant”) adopted the Waste Management Holdings, Inc. Executive Severance Protection Plan (the “Severance Plan”) and (ii) USA Waste-Management Resources, LLC (“WM Resources”), an indirect subsidiary of the Registrant, entered into new or amended and restated (as applicable) Employment Agreements (the “Employment Agreements”) with James C. Fish, Jr., the Registrant’s President and Chief Executive Officer, Devina A. Rankin, the Registrant’s Senior Vice President and Chief Financial Officer and John J. Morris, Jr., the Registrant’s Senior Vice President — Operations.  Below is a brief summary of the material terms of the Severance Plan and Employment Agreements.

Severance Protection Plan

The Severance Plan provides for compensation following certain qualifying terminations of employment and will cover each executive officer of the Registrant except those executive officers whose pre-existing employment agreements providing for severance benefits outside of the Severance Plan will remain in place.

Under the Severance Plan, in the event a participant is terminated without “cause” or resigns for “good reason” (each, as defined in the Severance Plan), subject to execution of a release of claims and continued compliance with all restrictive covenants, he or she will be entitled to receive:

•                  Cash severance in an aggregate amount equal to two times the sum of the participant’s base salary and target annual bonus (with one half payable in a lump sum at termination, and the remaining half payable in installments over a two-year period); and

•                  Continuation of group health benefits over a two-year period following termination.

Upon such a qualifying termination or upon the participant’s death or disability, the participant will also be entitled to receive a pro rata bonus for the year of termination, determined based upon actual performance (or, in the case of a qualifying termination in connection with a “change in control”, target performance).

Benefits to a participant under the Severance Plan are subject to reduction to the extent required by the Registrant’s executive officer severance policy or if the excise tax described in Sections 280G or 4999 of the Internal Revenue Code is applicable and such reduction would place the participant in a better net after tax position.  Additionally, benefits under the Severance Plan are also subject to any applicable clawback policy of the Registrant.

The Severance Plan is administered by the Management Development & Compensation Committee of the Board of Directors of the Registrant and may be amended at any time prior to the occurrence of a “change in control” with no less than 12 months’ notice to impacted participants.

The foregoing description of the Severance Plan is not intended to be comprehensive and is qualified in its entirety by the full terms of the Severance Plan, a copy of which has been filed herewith as Exhibit 10.1.

2

Employment Agreements

Messrs. Fish and Morris and Ms. Rankin have entered into Employment Agreements with WM Resources that are substantively identical, except with respect to title, reporting relationship and compensation level.  With respect to Messrs. Fish and Morris, the Employment Agreement replaces and supersedes their existing employment agreement with the Registrant.

The Employment Agreements reflect the executive officers’ current compensation levels, which are:

Name	Base Salary	Target Annual Cash Bonus (% of Base Salary)
James C. Fish, Jr.	$1,100,000	135%
Devina A. Rankin	$500,000	90%
John J. Morris, Jr.	$634,000	90%

Each Employment Agreement provides that the applicable executive officer will participate in the Severance Plan, but that (i) no material and adverse changes to the Severance Plan will apply to the executive officer without his or her consent, (ii) “good reason” and “cause” are defined in a manner that is substantially similar to the terms of the previous employment agreements and (iii) consistent with the terms of the previous employment agreements, the pro rata bonus payable upon termination without “cause” or resignation for “good reason” in connection with a change in control will be calculated based upon maximum, rather than target, bonus.

Each Employment Agreement contains noncompetition and nonsolicitation restrictions that apply during employment and for a two-year period following termination.

The foregoing descriptions of the Employment Agreements are not intended to be comprehensive and are qualified in their entirety by the full terms of the respective Employment Agreements, copies of which have been filed herewith as Exhibits 10.2, 10.3 and 10.4.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit Number	Description

10.1	Waste Management Holdings, Inc. Executive Severance Protection Plan.

10.2	First Amended and Restated Employment Agreement by and between USA Waste-Management Resources, LLC and James C. Fish, Jr.

10.3	Employment Agreement by and between USA Waste-Management Resources, LLC and Devina A. Rankin.

10.4	First Amended and Restated Employment Agreement by and between USA Waste-Management Resources, LLC and John J. Morris, Jr.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: December 26, 2017	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President, Chief Legal Officer and
Chief Compliance Officer